EXHIBIT 10.10

Edible Garden Corp.
283 County Road 519
Belvidere, New Jersey 07823

May 25, 2013

Palm Creek Produce, Inc.
James M. Lewis
Farm Address:
18671 Palm Creek Drive North
Fort Myers, FL 33917
Mailing Address:
3502 NW 46th PL
Cape Coral, FL 33993

Contract Agreement:

Dear James,

Edible Garden Corp. (“EG”) is pleased to present this contract to which EG will work exclusively with Palm Creek Produce, Inc (PCP) to develop and market the Edible Garden brand throughout the South West Florida market. This contract reflects in general our current understanding and of course, except, as expressly set forth herein, is intended to be a binding contract between us.

The purpose of this contract is to set forth those points upon which we have agreed in principle and to confirm our joint intentions with respect to the arrangement.

1. Marketing Agreement EG will work in conjunction with PCP to cultivate and market EG’s (Edible Garden) line of locally grown sustainable produce throughout the South West Florida market. PCP will be solely responsible for the cultivation of the produce, according to EG standards and will bear all costs, risks and labor in the cultivation of the products. EG will be responsible for the marketing and sales of the production out of PCP facilities. In addition EG will assist PCP by opening up trade and operational secrets including but not limited to packaging, handling protocols, cultivation techniques, greenhouse technologies, nutrients and distribution relationships.

2. Distribution Agreement. EG will be marketing the produce cultivated by PCP under the Edible Garden brand through local grocery store chains, Big Box retailers, as well as specialty retailers throughout the mentioned markets. EG will receive 15% of selling price of all products sold.

3. Structure and Process. PCP will be responsible for the cultivation and packaging of produce according to EG standards. PCP will be responsible for the transportation and distribution of the product to retail stores. EG will be responsible for the sales, branding and marketing of the Edible Garden brand throughout PCP local market.  EG will establish relationships with produce buyers at local retail stores. All orders will be processed by EG and furnished to PCP for production and fulfillment. EG will handle invoicing and collections to retail stores. EG will pay PCP’s invoice within 5 business days after constructively receiving payment from retailers.

4. Confidential Information. EG and PCP each agree to hold the confidential and proprietary information and trade secrets obtained from the other in confidence and not to use or disclose such confidential and proprietary information and trade secrets to third parties without the consent of the other party, except that each of parties may disclose such information to their respective employees and agents who need to know such information for the purposes of evaluating the Transaction. If the Transaction is not consummated, EG and PCP agree to promptly return to the rightful owner all tangible information and documents delivered pursuant to this letter and destroy all compilations, studies of other documents prepared by or for the recipient’s use which reflect the information so delivered without retaining copies thereof. The parties agree that the provisions contained in this paragraph shall survive the termination of this letter or other indication by the parties hereto of their intention not to proceed with the Transaction.

5. Exclusivity. This contract is for a one year term. With 3 year renew options. In the occurrence of a void in contract PCP cannot sell any of the Edible Garden products and or related products for a period of 5 years.

6. Indemnification. Each of EG and PCP agrees to indemnify and hold harmless the other from any and all claims, liabilities, damages, actions, causes of action, demands, costs and expenses of every kind or nature, including, without limitation, reasonable attorneys’ fees and court costs and fees and costs of any appeals, arising out of, relating to or resulting from the assertion of any obligation to pay or the payment of any broker or finder’s fees or other commissions in connection with the transactions contemplated by this contract. Any arbitration will be under New Jersey jurisdiction.

7. Expenses. Each party shall be responsible for the payment of its own expenses in connection with this contract.

 [Signature page follows]

If the foregoing accurately sets forth your understanding concerning this matter, please acknowledge your concurrence by signing the enclosed copy of this contract in the space indicated below. I look forward to the successful completion of the Transaction.

Sincerely,

EDIBLE GARDEN CORP.

By:	/s/ Michael Vande Vrede
Name:	Michael Vande Vrede
Title:	President

Accepted and Agreed:

PALM CREEK PRODUCE, Inc

/s/ James M. Lewis
Name: James M. Lewis
Title: Owner

Date: May 25, 2013